Exhibit 10.2

SHARE PURCHASE AND CALL OPTION AGREEMENT

Between

Mr. Yves Guillemain d’Echon

Mr. Jean-Christophe Bodin

Mrs. Catherine Guillemain d’Echon

Mr. Florent Guillemain d’Echon

Mr. Alban Guillemain d’Echon

Mr. Tristan Guillemain d’Echon

Mr. Jean Guillemain d’Echon

Mrs. Katia Bodin

Miss. Fabienne Gairin

Miss. Isabelle Viroulet

Miss. Aurélie Blanchard

Mr. Didier Pinget

Mr. Eric Tourraud

Mr. Philippe Maréchal

(The Purchasers and Grantors)

and

Conceptus Inc.

(The Seller and Beneficiary)

January 17, 2004

TABLE OF CONTENTS

1	DEFINITIONS	4

2	SALE AND PURCHASE OF THE SHARES	7

3	PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE	7

4	ACTIONS TO BE TAKEN ON THE TRANSFER DATE	7

5	REPRESENTATIONS AND WARRANTIES	8

6	POST TRANSFER OF THE SHARES - COVENANTS OF THE PARTIES	8

7	CALL OPTION (PROMESSE DE VENTE)	10

8	INDEMNIFICATION	17

9	POST TRANSFER OF THE OPTION SHARES - COVENANTS OF THE PARTIES	19

10	NOTICES	21

11	MISCELLANEOUS	22

SHARE PURCHASE AND CALL OPTION AGREEMENT

This share purchase and call option agreement is entered into on January 17, 2004,

BETWEEN:

1.	Conceptus Inc., a company organized under the laws of the State of Delaware, the registered office of which is at 1021 Howard Ave, San Carlos, CA, 94019, United States of America, represented by Mark Siezckarek in his capacity of President and Chief Executive Officer, duly authorized for the purpose hereof,

(hereinafter referred to as the “Seller” or the “Beneficiary”),

On the one hand,

AND:

2.	Mr. Yves Guillemain d’Echon, born on July 30, 1956, at Nevers, France, French citizen, living at 4, Passage Saladin 78000 Versailles, married under the communauté réduite aux acquêts regime,

3.	Mr. Jean-Christophe Bodin, born on February 25, 1957, at Neuilly sur Seine, French citizen, living at 3, rue Charles Gounod 94440 Santeny, married under the séparation des biens regime,

(the parties 2 and 3 are acting jointly and severally and hereinafter referred to as the “Managers”),

4.	Mrs. Catherine Guillemain d’Echon, née Johanet, born on June 22, 1958, at Donzy, French citizen, living at 4 Passage Saladin 78000 Versailles, married under the communauté réduite aux acquêts regime,

5.	Mr. Florent Guillemain d’Echon, born on February 28, 1982, at Oullins, France, French citizen, living at 4, passage Saladin 78000 Versailles, single,

6.	Mr. Alban Guillemain d’Echon, born on August 5, 1983, at Lyon, France, French citizen, living at 4, passage Saladin 78000 Versailles, single,

7.	Mr. Tristan Guillemain d’Echon, born on August 15, 1985, at Cosnes-Cours sur Loire, France, French citizen, living at 4, passage Saladin 78000 Versailles, single,

8.	Mr. Jean Guillemain d’Echon, born on September 10, 1981, at Clermont Ferrand, France, French citizen, living at c/o Mr. Camus, 75, rue Dutot 75015 Paris, single,

9.	Mrs. Katia Bodin, née Agostini, born on August 30, 1966, at Metz, France, French citizen, living at 3, rue Charles Gounod 94440 Santeny, married under the séparation des biens regime,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

10.	Miss. Fabienne Gairin, born on September 20, 1957, at Lorient, France, French citizen, living at 37, avenue Lucien René Duchesne, Bâtiment 8, 78170 La Celle Saint Cloud, divorced,

11.	Miss. Isabelle Viroulet, born on July 7, 1973, at Saint Ouen, France, French citizen, living at 3, Cité de l’Alma, 75007 Paris, single,

12.	Miss. Aurélie Blanchard, born on July 4, 1982, at Agen, France, French citizen, living at Résidence la Muette 1 Square Raynouard, 78150 Rocquencourt, single,

13.	Mr. Didier Pinget, born on November 28, 1961, at Sainte Foy le Lyon, French citizen, living at 9 Boulevard des Brotteaux 69006 Lyon, married under the séparation des biens regime,

14.	Mr. Eric Tourraud, born on June 5, 1954, at Paris, France, French citizen, living at 4, rue de la Pinte 66000 Perpignan, divorced,

15.	Mr. Philippe Maréchal, born on April 24, 1962, at Juvisy, French citizen, living at 12, avenue de Verdun 78170 La Celle Saint Cloud, married under the séparation des biens regime,

(the parties 4 to 15 are acting jointly and severally and are hereinafter referred to as the “Managers Partners”),

The Managers and Managers Partners acting jointly and severally and are hereinafter referred to collectively as the “Purchasers” or the “Grantors”.

In the presence of for the purpose of Section 4.2, Section 6 and Section 7.1.2 hereof only:

16.	Conceptus SAS, a company organized under the laws of France, the registered office of which is at 7/9 rue du Maréchal Foch, registered at the Versailles register under the number 440 204 964, represented by Mr. Yves Guillemain d’Echon in his capacity of Président, duly authorized.

(hereinafter referred to as the “Company”),

The Seller/Beneficiary and the Purchasers/Grantors are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

(A)	The Seller, a NASDAQ-listed Delaware company, owns the intellectual property rights related to a pregnancy control device called ESSURE (“Essure”).

(B)	The Seller owns directly 100% of the shares in Conceptus SAS (the “Company”), a French Société par Actions Simplifiée, with a share capital of € 50,000 divided into 5,000 identical shares (the “Shares”).

(C)	The Company is engaged in the business of the distribution of medical products.

(D)	The Purchasers have agreed to acquire the Shares from the Seller and the Seller has agreed to sell the Shares to the Purchasers under the terms and conditions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

NOW, THEREFORE, the Parties agree as follows:

1	DEFINITIONS

For the purpose of this Agreement:

Accounting Principles	shall mean the accounting principles applied by the Company in accordance with French GAAP.

Agreement	shall mean this share purchase and call option agreement including its recitals and the Disclosure Schedule.

Audited Financial Statements	shall have the meaning set forth in Article 7.5.5.

Beneficiary	shall have the meaning set forth at the beginning of this Agreement.

Business Day	shall mean any day other than Saturday, Sunday, a legal holiday or a day on which banking institutions in Paris, France are closed.

Call Option	shall have the meaning set forth in Article 7.

Claim	shall have the meaning set forth in Article 8.3.

Claim Notice	shall have the meaning set forth in Article 8.3.

Closing Actions	shall have the meaning set forth in Article 4.2.

Companies	shall mean the Company and its Subsidiaries, if any.

Company	shall have the meaning set forth in paragraph B of the Recitals.

Confirmation of the Call Option	shall have the meaning set forth in Article 7.1.4.

Disclosure Schedule	shall have the meaning set forth in Article 7.1.3.

Distribution Agreement	shall have the meaning set forth in Article 4.1.

Due Diligence	shall have the meaning set forth in Article 7.1.

Due Diligence Disclosure	shall have the meaning set forth in Article 7.1.

Due Diligence Documents	shall have the meaning set forth in Article 7.1.

Due Diligence Period	shall have the meaning set forth in Article 7.1.

Escrow Agent	shall have the meaning set forth in Article 7.3.

Essure	shall have the meaning set forth in paragraph A of the Recitals.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Fiscal Year	shall mean the fiscal year of the Company commencing on January 1 and ending on December 31 of each year.

Governmental Authority	shall mean the United States, the European Union and any of its member states or any political subdivision thereof, any other nation, state, province, municipality or other jurisdiction of any nature, any entity or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government and any governmental or judicial tribunal of competent jurisdiction.

Grantors	shall mean the individuals listed at the beginning of this Agreement and the individuals who may adhere to this Agreement as Grantors pursuant to section 7.4.1 below.

Indemnified Parties	shall have the meaning set forth in Article 8.1.1.

Law	shall mean any law, statute, rule, regulation, ordinance, directive, order or decree of any Governmental Authority.

Lien	shall mean any security interest, mortgage, lien, pledge, charge, or other form of security interest, encumbrance, “servitude” or restriction on use, voting or transfer or, generally, any third party right, that has the purpose or the effect of restricting the ownership of any asset or security.

Loss	shall have the meaning set forth in Article 8.1.1.

Managers	shall have the meaning set forth at the beginning of this Agreement.

Managers Partners	shall have the meaning set forth at the beginning of this Agreement.

Material Adversely Affects	when used with respect to any event, circumstance, condition, fact, effect, or other matter, shall mean that such event, circumstance, condition, fact, effect, or other matter, has or is reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), prospects, results or operations of one or all the Companies.

Notice	shall have the meaning set forth in Article 10.1.

Notice of Interest	shall have the meaning set forth in Article 7.1.

Option Period 0	shall have the meaning set forth in Article 7.1.

Option Period 1	shall have the meaning set forth in Article 7.1.

Option Period 2	shall have the meaning set forth in Article 7.1.

Option Period 3	shall have the meaning set forth in Article 7.1.

Option Periods	shall have the meaning set forth in Article 7.1.

Option Shares	shall have the meaning set forth in Article 7.

Option Purchase Price	shall have the meaning set forth in Article 7.2.1.

Ordinary Course of Business	shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Other Products Option	shall have the meaning set forth in Article 7.1.

Parties	shall have the meaning set forth at the beginning of this Agreement.

Person	shall mean any individual or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

Profitable	shall mean in relation to the Company that the consolidated net profit of the Audited Financial Statements preceding the Notice of Interest is equal to a minimum positive 1 Euro for the previous Fiscal Year based on the latest Audited Financial Accounts.

Purchase Price	shall have the meaning set forth in Article 3.

Purchasers	shall have the meaning set forth at the beginning of this Agreement.

Sales Revenue for Conceptus Products	shall mean the revenue resulting from the sales of Conceptus Inc. products.

Sales Revenue for Non-Conceptus Products	shall mean the revenue resulting from the sales of products which are not Conceptus Inc. products.

Schedule(s)	shall mean the schedule(s) attached hereto.

Seller	shall have the meaning set forth at the beginning of this Agreement.

Shares	shall have the meaning set forth in paragraph B of the Recitals.

Subsidiaries	shall mean in relation to any specified Person any company or other entity in which such Person owns directly or indirectly more than fifty percent (50%) of the capital stock or voting rights.

Tax or Taxes	shall mean all direct or indirect taxes, charges, imposts, fees, duties, levies or other assessments or governmental charges of any kind, and any charge in the nature of taxation, whether payable directly or by withholding (wherever imposed), including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), excise, severance, property, local (including taxe professionnelle) or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest thereon, and penalties, fines or additional amounts in relation, or attributable, thereto, and any payment made in or in relation thereto, imposed by any Governmental Authority.

Tax Return	shall mean any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with any determination, assessment or collection of any Tax or other administration of any Laws, regulations or administrative requirements.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Territory	shall have the meaning set forth in the Distribution Agreement.

Transfer Date	shall mean the date hereof.

Transfer of the Option Shares	shall have the meaning set forth in Article 7.3.

Transfer of the Option Shares Date	shall mean the date of consummation of the sale of the Option Shares to the Beneficiary by delivery of the documents referred to in Article 7.3 hereof against payment of the Option Purchase Price.

Transfer of the Shares	shall have the meaning set forth in Article 2.1.

2	SALE AND PURCHASE OF THE SHARES

2.1	The Seller agrees to sell to the Purchasers, and the Purchasers agree to purchase from the Seller all of the Shares, in the proportions set out in Schedule 2.1 hereto, for the consideration specified in Article 3 and upon completion of the actions to be taken specified in Article 4, on the Transfer Date (said sale and purchase being herein referred to as the “Transfer of the Shares”).

2.2	Upon completion of the Transfer of the Shares, the Purchasers shall have the possession, use and ownership of the Shares and shall be subrogated to all the rights and obligations attached to the Shares including the right to the full amount of all dividends which might be paid as from the Transfer Date.

3	PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

In light of the financial situation of the Company, the total purchase price for the Shares shall be equal to one (1) euro (the “Purchase Price”) which shall be paid on the Transfer Date.

4	ACTIONS TO BE TAKEN ON THE TRANSFER DATE

4.1	On the Transfer Date:

(i) the Seller shall deliver or cause to be delivered to the Purchasers duly executed share transfer orders (ordres de mouvement) to transfer the Shares to the Purchasers;

(ii) Mr. Yves Guillemain d’Echon shall pay on behalf and for the account of the Purchasers the Purchase Price to the Seller;

(iii) the Seller and the Company shall enter into, on the Transfer Date, a distribution agreement attached as Schedule 4.1 hereto, (the “Distribution Agreement”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

4.2	For the avoidance of doubt, it is specified that all of the actions listed in this Article 4.2 and 4.1 (the “Closing Actions”) is conditional upon the occurrence of all of the others, so that if one of the Closing Actions does not occur, the Party that is not responsible for taking that action to occur shall be entitled to refuse to proceed with the closing and shall incur no liability vis-à-vis the other Party in connection with such refusal without prejudice to its right to seek and obtain any remedy that may be available under applicable law.

5	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties of the Seller

5.1.1	Mr. Yves Guillemain d’Echon having managed and operated the Company since December 14, 2001, as C.E.O. (Président), the Purchasers acknowledge that they have full knowledge of the Company’s activities and operations and confirm that they are capable of evaluating the merits and risks of their purchase of the Shares.

As a consequence, the Seller does not grant to the Purchasers any representation or warranty whatsoever related to the Shares or the Company and its activities and operations, other than those granted pursuant to Article 5.1.2.

5.1.2	The Seller represents and warrants that:

(i)	the Shares are validly owned by the Seller;

(ii)	the Shares represent all of the issued share capital of the Company;

(iii)	the Shares are free and clear of any Liens;

(iv)	no increase in share capital nor distribution of dividends has been decided by the shareholders of the Company between June 30, 2003 and the Transfer Date; and

(v)	the execution and delivery of the Agreement by the Seller and the consummation by the Seller of the Transfer of the Shares have been duly approved by the relevant corporate body of the Seller.

5.2	Representations and Warranties of the Purchasers

The Purchasers represent and warrant that:

(i)	they have full Knowledge of the Company’s activities, operations and financial situation and that, following the Transfer of the Shares, the Company will no longer benefit from the financial support of the Seller.

(ii)	they have the necessary financial resources to support the Company so that it can, after the Transfer of the Shares, carry out its activity as it does today.

6	POST TRANSFER OF THE SHARES - COVENANTS OF THE PARTIES

6.1	Transition

Following the Transfer of the Shares, the Parties agree to jointly inform the customers with respect to the transfer of control of the Company. The Parties shall mutually agree on the format, content, place and date of such notices.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

6.2	Regulatory Issues

As from the Transfer Date, the Company shall have full responsibility to obtain any and all regulatory approvals that are or may become necessary to operate the Company and conduct its business.

This responsibility excludes the right to obtain, manage or maintain the CE mark related to the products manufactured or marketed by the Seller. The full responsibility for the CE mark will remain with the Seller, who will agree to keep the mark valid for the term of this Agreement and the Distribution Agreement. The Seller will assign as necessary any rights to the CE mark necessary for the Company to operate in the Territory defined in the Distribution Agreement.

To the extent permitted by applicable Law, the Seller undertakes to assign or otherwise have the Company, at the Company’s costs, benefit from, any and all legal and regulatory approvals which it holds as of the Transfer Date and which are reasonably necessary for the sale, distribution or promotion of Essure within the Territory authorized under the Distribution Agreement between the Seller and the Company and relating to Essure.

6.3	Outstanding agreements

No costs, fees, or other expenses resulting from (i) any agreement entered into between the Seller and a third party (other than the Company) and/or (ii) employees of the Seller, shall be incurred or borne by the Company.

6.4	Non Solicitation of Employees

For three years following the Transfer Date, the Parties undertake and shall cause their representatives and employees to undertake (and, for the avoidance of doubt, the Purchasers shall cause the Company to undertake), whether on their own account or for the account of any other Person, not to contact, solicit or endeavor to entice away from the other Party or hire any person who was employed by it on the Transfer Date or at any time within a period of one year prior to that date, without the other Party’s consent.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

6.5	Limitation of the Activity of the Company

6.5.1	Notwithstanding the Call Option, the Purchasers shall have a complete independence in managing the Company, it being understood that the activity of the Company shall be limited to distribution activities and activities ancillary to distribution activities. The Company shall not, and the Purchasers will procure the Company not to enter into distribution, promotional or acquisition agreements for Non-Conceptus Products which are directly or indirectly of a competitive nature with the Conceptus products. If the Company distributes products which are not produced by the Seller, the Purchasers shall procure that the Company maintains clear and distinct accounting of assets and resources used for distribution activities or activities ancillary to it for the Non-Conceptus Products, in order to allow accurate valuation of the Company profitability regarding solely the Conceptus Products. The Company will, and the Purchasers will procure that, the Company ensure that all agreements to distribute non-Conceptus Products will allow the Company to terminate said agreement, at its sole discretion, without incurring any indemnification, costs or penalty whatsoever with at most a 90-day notice period.

6.5.2	Additional Undertaking of the Purchasers

It will be the responsibility of the Purchasers to remove any signatories of the Seller from any existing banking accounts, power of attorneys or other legal or financial instruments of the Company at or after the Transfer Date.

6.6	Additional Undertaking of the Managers

In addition to any indemnification, undertaking and guarantee granted hereby by the Managers, the Managers irrevocably jointly and severally guarantee and undertake to procure (“se portent fort”) the fulfillment of all the obligations of the Managers Partners under this Agreement.

7	CALL OPTION (Promesse de Vente)

In accordance with the terms and subject to the conditions of this Agreement, the Grantors hereby grant to the Beneficiary an option to purchase all (but not some only) of the issued and outstanding shares in the Company existing at the time the Call Option is exercised (the “Option Shares”) for the price determined as specified below, payable to the Grantors by the Beneficiary for the Option Shares in the event of the exercise of such option (the “Call Option”).

The Beneficiary accepts the benefit of the Call Option as an option solely without hereby undertaking to exercise it.

7.1	Exercise of the Call Option

7.1.1	The Call Option shall be exercisable by written notice sent by the Beneficiary to the Grantors’ and Managers’ Agent (the “Notice of Interest”) at any time:

1.	Between the Transfer Date and the beginning of Option Period 1 (the “Option Period 0”);

2.	During the three-month period starting as from (i) [*] and (ii) no later than [*] (the “Option Period 1”);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

3.	During the three-month period starting as from (i) [*] and (ii) no later than [*] (the “Option Period 2”);

4.	During the three-month period starting as from (i) [*] and (ii) [*] (the “Option Period 3”)

5.	For each successive year after [*], and as long as the Distribution Agreement is in force between the Company and the Beneficiary, during the three-month period starting as from (i) [*], and (ii) no later than [*] of each year. The Option Purchase Price for the Call Option Periods after [*] will be the same as Option Period 3 defined in Section 7.2.1.

The Option Period 0, the Option Period 1, the Option Period 2, the Option Period 3 and the option periods defined in Article 7.1.1 (5) above are collectively referred to hereby as the “Option Periods”.

The Call Option may be exercised by the Beneficiary for all (but not some only) of the Option Shares at any time during the Option Periods.

7.1.2	As from the notice of exercise of the Call Option, the Beneficiary shall benefit from a thirty (30) days period (the “Due Diligence Period”) during which it shall be able to conduct a due diligence of the Company (the “Due Diligence”). The Grantors and the Company will provide the Beneficiary full access to the premises and personnel of the Company as well as to any document and notably all financial, accounting, legal, tax and corporate documents and including without limitation all the necessary information and documents required to evaluate the Option Purchase Price (including the products sale contracts and the margin per contracts, turnover for the Sales Revenue for Conceptus Products and Non-Conceptus product, on a monthly basis and the monthly reporting) and all documents and information in response to any due diligence request list sent to Grantors by the Beneficiary. The Grantors shall cooperate fully with the Beneficiary and its representatives during the Due Diligence Period.

At the end of the Due Diligence Period, the Beneficiary shall provide the Grantors’ and Managers’ Agent with copies of all the information and documents provided to the Beneficiary during the Due Diligence Period (the “Due Diligence Documents”). Following the provision of the Due Diligence Documents, the Managers will have five Business Days to complete such Due Diligence Documents by notifying by written notice to the Beneficiary any additional information or document. The completed Due Diligence Documents, once approved by the Beneficiary and the Managers, shall constitute the “Due Diligence Disclosure”.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

7.1.3	Before the end of the Due Diligence Period, the Grantors’ and Managers’ Agent shall provide the Beneficiary with a document setting forth the disclosures required by the representations and warranties provided for in Article 7.5 of the Agreement (the “Disclosure Schedule”).

7.1.4	Within twenty (20) days of the end of the Due Diligence Period, and provided it has received the Disclosure Schedule and the Due Diligence Disclosure, the Beneficiary will confirm the exercise of the Call Option by written notice by the Beneficiary to the Grantors’ and Managers’ Agent (the “Confirmation of the Call Option”). Absent any such confirmation, the Beneficiary shall be deemed not to have exercised the Call Option and will be under no obligation to purchase the Option Shares (unless it exercises the Call Option again in accordance with Article 7.1.1 et seq.)

7.1.5	The Beneficiary, if and when confirming the exercise of the Call Option and if mutually agreeable to the Grantor, shall have the right to review for potential purchase the distribution rights to Non-Conceptus Products (the “Other Products Option”) in accordance with Article 7.2. However, following the Transfer of the Option Shares, the Company shall not be required to continue to distribute the Non-Conceptus Products and shall be entitled to terminate these agreements, as set out in Article 6.5.1, in case the Other Products Option is not exercised.

7.2	Option Purchase Price

7.2.1	Should the Beneficiary exercise the Call Option, the sale of the Option Shares shall be made at a price determined according to this Article 7.2 (the “Option Purchase Price”):

On Option Period 0
Beneficiary does not exercise the Other Products Option	[*]

Beneficiary exercises the Other Products Option	[*]

On Option Period 1
	Should the Company be Profitable	Should the Company not be Profitable
Beneficiary does not exercise the Other Products Option	[*]	[*]

Beneficiary exercises the Other Products Option	[*]	[*]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

On Option Period 2
	Should the Company be Profitable	Should the Company not be Profitable
Beneficiary does not exercise the Other Products Option	[*]	[*]

Beneficiary exercises the Other Products Option	[*]	[*]

On Option Period 3 and on each options periods defined in Article 7.1.1 (5)
	Should the Company be Profitable	Should the Company not be Profitable
Beneficiary does not exercise the Other Products Option	[*]	[*]

Beneficiary exercises the Other Products Option	[*]	[*]

7.2.2	As an exception to the foregoing, in the event of a change of control of the Beneficiary and irrespective of section 7.2.1 and whether the Company is Profitable or not, the price would be determined as follows:

On Option Period 0 and Option Period 1
Beneficiary does not exercise the Other Products Option	[*]

Beneficiary exercises the Other Products Option	[*]

On Option Period 2
Beneficiary does not exercise the Other Products Option	[*]

Beneficiary exercises the Other Products Option	[*]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

On Option Period 3 and on each options periods defined in Article 7.1.1 (5)
Beneficiary does not exercise the Other Products Option	[*]

Beneficiary exercises the Other Products Option	[*]

In the event of a change of control of the Beneficiary and irrespective of section 7.2.1 and whether the Company is Profitable or not, the Option Purchase Price for the Call Option Periods after [*] will be the same as Option Period 3 defined in this Section 7.2.2.

7.2.3	For the avoidance of doubt, for the purposes of calculating the Option Purchase Price, the Parties agree that in order to determine the amount of the Sales Revenue for Conceptus Products and/or the Sales Revenue for Non-Conceptus Products, only the products sold under normal terms and conditions in accordance with market or past practices will be taken into account.

If the Grantors and the Beneficiary are unable to agree on the Option Purchase Price (which includes the Profitability, the Sales Revenue for Conceptus Products and/or the Sales Revenue for Non-Conceptus Products determination), such amount shall be finally determined by PriceWaterhouseCoopers, who will act in accordance with Article 1592 of the French Civil Code. The fees and expenses of PriceWaterhouseCoopers therefore shall be shared equally between the Grantors on the one hand and the Beneficiary on the other hand.

7.3	Transfer – Ownership

Should the Call Option be exercised, the transfer of ownership of the Option Shares (hereinafter referred to as the “Transfer of the Option Shares”) and the payment of the Option Purchase Price shall occur within 15 days of the later date of (i) the date of the Confirmation of the Call Option and (ii) the final determination of the Option Price as set out in Article 7.2.3 (the “Transfer of the Option Shares Date”).

The Transfer of the Option Shares shall be subject to the submission of:

- bank checks or irrevocable bank transfers for amounts equal to the price due to each of the Grantors;

- share transfer forms (ordres de mouvement) or any other relevant instruments instructing the Company to transfer the Option Shares to the Beneficiary;

It being certified that the Disclosure Schedule remitted pursuant to Article 7.1.3 above shall become part of this agreement for the purposes of Articles 7.5 and 8 below.

The Parties expressly agree that the Beneficiary shall have the use and ownership of the Option Shares as from the Transfer of the Option Shares Date and that the Option Shares shall be transferred with the right to the dividend attached.

Notwithstanding Article 7.2.2 here above, in case the Grantors failed to retract and defaulted in any of their obligation under the Call Option and that the Beneficiary gave notice of his offer to pay on time and in the abovementioned conditions and has escrowed an amount equal to the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Option Purchase Price on an escrow account at the Caisse des Dépôts et Consignations (the “Escrow Agent”), the delivery of a copy of the Call Option to the Company together with a copy of the notice to enforce the Call Option and the receipt from the Escrow Agent, will be a sufficient exchange order and the Company will therefore be required to transcribe the change of ownership of the Option Shares in its book and in the corresponding shareholders’ accounts. The Grantors expressly agree on the foregoing.

The Company, party to this Agreement, expressly agrees to act as the agent of the Parties.

Notwithstanding Article 1142 of the French Civil code, Parties agree that in case of a default by one Party, the other Party will be authorized to obtain a “specific performance” before a French Court (meaning the transfer of the Option Shares) by exception to damages.

7.4	Undertakings of the Grantors and the Beneficiary

7.4.1	Undertakings of the Grantors

For the duration of the Call Option, the Grantors shall not transfer, pledge or grant a security over, or in general otherwise dispose of the Option Shares in any manner whatsoever.

For the duration of the Call Option the Grantors also undertake and will procure (se portent fort) that the Company will limit the shareholding of the Company (without any restriction) to individuals (personnes physiques) who shall accept in writing, before subsecribing any securities of the Company, to be bound by this Agreement (and shall adhere in writing to this Agreement as “Grantors”) and especially by all the undertakings of the Grantors set out in this Article 7. In addition, none of those individuals shall be have a controlling interest or be an officer in a company that is a competitor to the Beneficiary.

For the duration of the Call Option and upon request, the Company and the Grantors undertake to provide the Beneficiary with (i) the monthly Company’s Sales Revenue for Conceptus Products and the Company’s Sales Revenue for Non-Conceptus Products and (ii) full access to any information and documents (including the financial accounts, the turnover for each of the Sales Revenue for Conceptus Products and Non-Conceptus product, on a monthly basis and the monthly reporting) in order for the Beneficiary to be able to have a clear understanding of the way the Conceptus Products and Non-Conceptus Products are distinguished and separated.

7.4.2	Undertakings of the Beneficiary

In the event the Call Option is exercised and because the Company’s employees have consented a lower remuneration because of the financial situation of the Companies on the Transfer Date, the Beneficiary undertakes to have the Company’s employees offered the possibility to revert to the employment contracts provisions they benefited from immediately before the Transfer Date as an incentive to have the Company’s employees remain with the Company.

7.5	Representations and Warranties of the Managers

The Managers represent and warrant to the Beneficiary that the statements contained in this Article 7.5 together with the Disclosure Schedule and the Due Diligence Disclosure will be correct and complete as of the Transfer of the Option Shares Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

7.5.1	Due Diligence

All the information, agreements and any document whatsoever relating to the Company and its business, including all incurred and potential liabilities whatsoever, have been disclosed to the Beneficiary in the Due Diligence and are true, complete and accurate.

7.5.2	Incorporation and Existence

The Companies are duly organized and validly existing.

7.5.3	Shareholding

An exhaustive list of the Companies Subsidiaries is set forth in the Disclosure Schedule.

The Companies hold no direct or indirect shareholding in any company existing in law or in fact whatsoever, or in any legal or other entity other than the Subsidiaries, nor do the Companies serve as a director in law or in fact in any companies or entities whatsoever. The Companies have no outstanding or potential liability with respect to any of its former shareholding.

7.5.4	Capitalization

The Grantors validly own all the Option Shares which represent all of the issued and outstanding share capital of the Company. The Option Shares are free from and clear of any Lien. There are no options, promises, subscription vouchers or other agreements or undertakings according to which any of the Companies is obliged or may be obliged to create any securities, shares, rights or other transferable securities.

Upon consummation of the transactions contemplated by this Call Option and execution and delivery by the Grantors to the Beneficiary of share transfer forms in respect of the Option Shares in the name of the Beneficiary, the Beneficiary shall have a good title to the Option Shares and the direct and exclusive control of all dividends and voting rights of the Option Shares.

7.5.5	Accounting and Financial Documents

The Managers have provided, on the Transfer of the Option Shares Date, the Beneficiary with copies of the audited Company’s consolidated financial statements if any and the audited annual financial statements of each of the Companies for the last ended fiscal year before the exercise of the Call Option (balance sheet, profit and loss statement and notes on the accounts) (the “Audited Financial Statements”).

The Audited Financial Statements (i) present fairly the financial position of the Companies and the results of operations of the Companies as of the respective dates thereof and for the periods covered thereby; and (ii) were prepared in accordance with the Accounting Principles, applied on a consistent basis throughout the periods covered thereby.

7.5.6	Contracts

All agreements entered into by the Companies are listed in the Disclosure Schedule. All such agreements have been entered into in the ordinary course of business.

The Transfer of the Option Shares shall not affect the rights and obligations of the Companies vis-vis third parties and none of the agreements entered into by the Companies

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

shall be terminated or cause any indemnification, payment, penalty to be due as a result of the Transfer of the Option Shares except as disclosed in the Disclosure Schedule but except, for avoidance of doubt, the sub-distributor agreements which are required to not be solely and only affected by a change of control of the Company.

7.5.7	Litigation

There are no administrative, judicial or arbitration proceedings (including inquiries, claims, complaints, assessments or inspection proceedings of any nature whatsoever) existing, pending or, to the best knowledge of the Managers, threatened by, against or between the Companies and any other Person, whether the Companies are a plaintiff or a defendant, for itself or on behalf of a Person for which it may be liable or a guarantor.

7.5.8	Absence of certain changes and events

Since the last day of the period covered by the Audited Financial Accounts and up to the Transfer of the Option Shares Date the Companies have been operated in the ordinary course of business consistent with past practice.

7.5.9	Completeness of Representations and Warranties

The Grantors have not omitted to disclose to the Beneficiary any facts whatsoever that would be necessary in order for the Beneficiary not to be misled by the information contained herewith including the Disclosure Schedule and the Due Diligence Disclosure or to purchase them for a substantially lower price. The Grantors have made all reasonable efforts to obtain from the Companies the information of which they represent themselves as being aware of in the representations made herein, including the Disclosure Schedule and Due Diligence Disclosure.

Each of the warranties and representations herein contained is without prejudice to any other warranty, representation or undertaking and no clause contained herewith shall restrict or govern the extent or application of any clause.

There is no fact that Materially Adversely Affects the business, property, condition, results of operations or business prospects of the Companies that has not been notified to the Beneficiary prior to the Transfer of the Option Shares.

The representations made herewith, the warranties granted, and the undertakings agreed to are valid, and shall remain valid, whatever the legal form the Companies may acquire including the Disclosure Schedule and Due Diligence Disclosure.

8	INDEMNIFICATION

8.1	Indemnification

Except as otherwise provided in this Article 8, from and after the Transfer of the Option Shares, the Managers hereby agree to indemnify, defend and hold harmless the Beneficiary or, at the Beneficiary’s sole option, the Companies (collectively, the “Indemnified Parties”) against and in respect of 100% of any reduction or shortfall in assets, or any increase or surplus in liabilities whatsoever, and of any prejudice, damage, loss, shortfall in earnings or costs that are suffered directly or indirectly by the Beneficiary or the Companies (including penalties and legal costs), at the Transfer of the Option Shares Date or may exist in the future and were not expressly disclosed in this Agreement or the Disclosure Schedule or the Due Diligence Disclosure (“Loss” or “Losses”) resulting from or incident to:

1.	any breach or inaccuracy of any representation or warranty made by the Managers in or pursuant to this Agreement or in any certificate or other document delivered in connection herewith and any misrepresentation made by the Managers in connection with this Agreement or the transactions contemplated hereby;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

2.	anything the Managers were aware of or should under normal business conditions have been aware of that was not disclosed in the Due Diligence Disclosure;

3.	any events or circumstances having their origin prior to the Transfer of the Option Shares;

4.	any Taxes reassessment incurred by the Companies based on any facts or events having arisen on or prior to the Transfer of the Option Shares.

8.2	Limitations and Exclusions

The Indemnified Parties shall not assert any claim for indemnification against the Managers under this Article 8 until such time that the aggregate of all indemnifiable claims that the Indemnified Parties may have against the Managers under Article 8 shall exceed 100,000 euro, it being specified that in the event this threshold is exceeded, the payment of the indemnity shall become due from the first euro. The amount of any claim for indemnification against the Managers under this Article 8 will not exceed the Option Purchase Price paid.

The Managers indemnification obligations under the terms of Article 8 hereof shall be subject to the following conditions:

a)	no indemnification other than that due with respect to interest or penalties for late payment shall be due by the Seller with respect to any Tax reassessments leading only to a transfer of income or expenses from one fiscal year to another, and that do not give rise to any additional Tax burden for the Companies in comparison to that which they would bear in the absence of such reassessment as a result of, notably, (i) any variation in the applicable Tax rate, (ii) any increase in Tax liability, resulting interest charges or penalties for late payment, or (iii), any reassessments of Tax liability concerning the opening balance sheet of the first reassessable fiscal year (bilan d’ouverture du premier exercise non prescrit) pursuant to the principle that the opening balance sheet cannot be changed (intangibilité du bilan d’ouverture);

b)	notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the representations or warranties of this Agreement, the Managers liability may only be sought once in respect of any given event or damage.

8.3	Claims

All claims sent by an Indemnified Party to the Managers (“Claim”) shall be the subject of a written notification setting forth the reasons why the Managers’ obligation to indemnify is being called into effect, and the amount of the Loss, if it can be determined (“Claim Notice”). Any such Claim Notice shall be sent to the Managers not later than sixty (60) days after the Indemnified Party has become aware of the claimed breach allegedly giving rise to indemnification hereunder.

In the absence of objection by the Managers to the Indemnified Party within thirty (30) days of receipt by it of a Claim Notice, the Managers shall immediately pay to the Beneficiary an amount equal to the indemnifiable Losses set forth therein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

8.4	Release

The Managers may not be released from its obligation to indemnify by invoking any lack of awareness of the facts in question, or any knowledge that the Beneficiary has or may have of the facts giving rise to the implementation of the obligation to indemnify (e.g., as a result of any investigations made by the Beneficiary).

Approval by the shareholders’ meeting of the Companies’ accounts for the current fiscal year or any subsequent fiscal year shall not constitute, where applicable, a waver by any of the Indemnified Parties of any right to indemnification pursuant to Article 8.

8.5	Payments

Upon the final determination of the liability under this Article 8 either by mutual agreement or upon a final court judgement or arbitration award (“jugement definitif”), the Managers shall pay to the Indemnified Party within ten (10) days after such determination, the amount of the claim for indemnification made hereunder.

8.6	Survival of Representations, Warranties and Indemnity

All representations and warranties of the Grantors and the Managers shall survive and continue in full force and effect until the second anniversary of the Transfer of the Option Shares except for social and tax matters, for which the representations and warranties of the Grantors and the

Managers shall survive and continue in full force and effect until one month after the expiration of the applicable statutes of limitations.

The termination of any such representation and warranty, however, shall not affect any claim for any breach of any representation or warranty if written notice thereof is given to the breaching Party within the period of time referred to in Article 8.3 before such termination date mentioned above.

9	POST TRANSFER OF THE OPTION SHARES - COVENANTS OF THE PARTIES

9.1	Transition

The Parties agree that, following the Transfer of the Option Shares, they shall jointly inform the customers with respect to the transfer of control of the Company. The Parties shall mutually agree on the format, content, place and date of such notices.

The Grantors shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Transfer of the Option Shares as it maintained with the Company and the Subsidiaries if any prior to the Transfer of the Option Shares. The Grantors will refer to the Beneficiary all customer inquiries received by the Grantors from and after the Transfer of the Option Shares relating to the business of the Companies.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

9.2	Non-Competition Undertaking / Non Solicitation of Employees

9.2.1	For three (3) years following the Transfer of the Option Shares, the Managers undertake and shall cause their respective, representatives and employees to undertake, (whether on their own account or for the account of any other Person), among other things, not to:

(a)	compete, directly or indirectly, either as principal, officer, director, agent, consultant, contractor, joint-venturer, employee, investor or anything else with the Companies;

(b)	contact, solicit or endeavor to solicit, approach or do business with, directly or indirectly, any Person who or which is at the date of the Transfer of the Option Shares and who or which shall have been at any time during the preceding year a client or customer of or in the habit of dealing or doing business with the Companies, for selling or proposing products or services already proposed by the Companies.

9.2.2	For three (3) years following the date of the Transfer of the Option Shares, the Managers undertake and shall cause their respective, representatives and employees to undertake, (whether on their own account or for the account of any other Person), not to contact, solicit or endeavor to entice away from the Companies or hire any person who was employed by it on the date of the Transfer of the Option Shares or at any time within a period of one year prior to that date, without the Beneficiary’s consent.

9.3	Grantors’ and Managers’ Agent

For the purposes of this Agreement, the Grantors and the Managers hereby appoint Yves Guillemain d’Echon as their representative (the “Grantors’ and Managers’ Agent”), who, in their name and on their behalf, shall make all notices and communications, receive all notices or make all declarations and make all payments which are to be made pursuant to this Agreement or as a consequence thereof or arising there from, to, or on behalf of, the Grantors and/or the Managers. In view of the mutual interest it represents for the Parties, such power of attorney is irrevocable. Any notification to the Grantors’ and Mangers’ Agent shall thus be deemed to have been made to each of the Grantors and Managers.

Should Yves Guillemain d’Echon, hereby appointed, be unable to perform his duties to act as the Grantors’ and Mangers’ Agent, for any reason whatsoever, Jean-Christophe Bodin will replace Yves Guillemain d’Echon as Grantors’ and Mangers’ Agent. In such case, Jean-Christophe Bodin must notify to each Grantor and Manager and to the Purchaser that he is henceforth acting as the Grantors’ and Mangers’ ‘ Agent. Should Jean-Christophe Bodin, hereby appointed, be unable to perform his duties to act as the Grantors’ and Mangers’ Agent, for any reason whatsoever, the Grantors’ and Mangers’ Agent will be appointed among the Grantors by the President of the Commercial Court of Paris ruling in summary form (“en référé”), such ruling not being challengeable in appeal.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

9.4	Confidentiality

9.4.1	The Grantors covenant and agree that they shall not disclose to any Person, orally or in writing, formally or informally, any information concerning the businesses and affairs of the Companies that is not already generally available to the public.

9.4.2	The restrictions imposed by this Article 9.4.2 shall apply as from the Transfer of the Option Shares Date and until its third anniversary.

10	NOTICES

10.1	Any notice, request, demand or other communication given with reference to this Agreement (a “Notice”) shall be delivered in English and (i) by hand (with written confirmation of receipt) to the persons listed hereinafter or (ii) by certified or registered mail, postage prepaid, acknowledgement of receipt requested or (iii) by overnight delivery service or (iii) by facsimile transmission with confirmation of receipt simultaneously addressed by certified mail.

10.2	A Notice shall be deemed to have been received (i) if delivered by hand, on the day of such delivery or (ii) if delivered by certified or registered mail or overnight delivery service, on the day of such delivery or, should the addressee refuse the delivery or be absent on that date, on the day of first presentation of the Notice or (iii) if delivered by fax, on the day on which such fax was sent, provided that a copy is also sent by registered or certified mail sent no later than the first Business Day following the day the facsimile was sent.

10.3	Notices shall be sent to the following addresses:

(a)	If to the Seller/Beneficiary, to:

Mr. Stan Van Gent

Conceptus Inc.

1021 Howard Ave, San Carlos

CA, 94019, United States of America

Fax: +1 650 802 2880

with a copy to:

Mr. Mark Siezckarek

Conceptus Inc.

1021 Howard Ave, San Carlos

CA, 94019, United States of America

Fax: +1 650 628 4748

(b)	If to the Purchasers/Grantors, to:

Mr. Yves Guillemain d’Echon

4, Passage Saladin

78000 Versailles

Fax: +33 1 30 21 19 25

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

(c)	If to the Managers, to:

Mr. Yves Guillemain d’Echon

4, Passage Saladin

78000 Versailles

Fax: +33 1 30 21 19 25

or to such other addresses as a Party may notify to the other Party in accordance with this Article 10, it being specified that any notification of a change of address shall become effective ten (10) days after notification of such change to the other Party.

11	MISCELLANEOUS

11.1	Taxes

The transfer Taxes resulting from the transfer of the Shares to the Purchasers and from the transfer of the Option Shares to the Beneficiary shall be borne respectively by the Purchasers and by the Beneficiary. The Purchasers and the Beneficiary shall take all necessary steps to fulfill any and all formalities relating thereto.

11.2	Other Costs and Expenses

Each Party shall bear its own costs and expenses, including fees of legal and other counsels, incurred in connection with the preparation, execution and implementation of this Agreement and the transactions contemplated hereby.

11.3	Calculation of the Periods of Time

For the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is not a Business Day, the expiry date shall be postponed until the next Business Day.

11.4	Amendment

No terms of this Agreement may be altered, modified, amended, supplemented or terminated except by an instrument in writing duly signed by the Parties.

11.5	Assignment

None of the Parties may assign the benefit of any provision of this Agreement without the prior written consent of the other Party, to any Person, including to any subsequent purchaser of all or parts of the Shares or Option Shares or to a company that shall merge with the Party or to which the Party shall contribute all or substantially all of its assets or its business.

11.6	Severability

If any provision herein, or the application thereof to any circumstance of this Agreement, is held to be unenforceable, invalid or illegal by any court, arbitration tribunal, government agency or regulatory body of competent jurisdiction, (i) such provision shall be deemed deleted from this Agreement or not applicable to such circumstance, as the case may be, and the enforceability, validity and legality of the other provisions of this Agreement shall not be affected or impaired thereby and (ii) the Parties shall negotiate in good faith to agree on replacement terms that shall be enforceable, valid, legal, and consistent with the initial intent of the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

11.7	Single Agreement

This Agreement (including the Schedules and the Disclosure Schedule) supersedes all prior agreements, negotiations, drafts and understandings among the Parties hereto.

11.8	Governing Law - Disputes

This Agreement shall be exclusively governed by and construed in accordance with French law. All disputes arising out of or in connection with this Agreement (including without limitation with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof) shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

Made on the date specified above in twenty (20) originals.

Mr. Yves GUILLEMAIN D’ECHON

Pursuant to Article 1415 of the French Civil Code, the undersigned Mrs Catherine Guillemain d’Echon hereby expressly accepts all the undertakings made by Mr. Yves Guillemain d’Echon pursuant to this Agreement.

CONCEPTUS Inc. By: Mr. Mark SIEZCKAREK Title: President and Chief Executive Officer

Mrs Catherine GUILLEMAIN D’ECHON

Mr. Jean-Christophe BODIN	CONCEPTUS SAS By: Mr. Yves GUILLEMAIN D’ECHON Title: President

Mrs Catherine GUILLEMAIN D’ECHON	Mr. Florent GUILLEMAIN D’ECHON

Mr. Alban GUILLEMAIN D’ECHON	Mr. Tristan GUILLEMAIN D’ECHON

Mr. Jean GUILLEMAIN D’ECHON	Mrs. Katia BODIN

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Miss. Fabienne GAIRIN	Miss Isabelle VIROULET

Miss Aurélie Blanchard	Mr. Didier PINGET

Mr. Eric TOURRAUD	Mr. Philippe MARECHAL

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Schedule 2.1

Purchasers	Number of Shares acquired	Percentage of the share capital
Yves Guillemain d’Echon	2994	59,87%
Jean-Christophe Bodin	647	12,94%
Catherine Guillemain d’Echon	81	1,62%
Florent Guillemain d’Echon	81	1,62%
Alban Guillemain d’Echon	81	1,62%
Tristan Guillemain d’Echon	81	1,62%
Jean Guillemain d’Echon	81	1,62%
Katia Bodin	364	7,28%
Fabienne Gairin	178	3,56%
Isabelle Viroulet	121	2,43%
Aurélie Blanchard	8	0,16%
Didier Pinget	81	1,62%
Eric Tourraud	121	2,43%
Philippe Maréchal	81	1,62%
TOTAL	5.000	100%

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.

Schedule 4.1

Distribution Agreement

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately.